Filed pursuant to Rule 424(b)(5)
Registration No. 333-222332

PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 19, 2018)
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2,510,286 American Depositary Shares Representing 37,654,290 Ordinary Shares

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We are offering 2,510,286 American Depositary Shares, or ADSs, representing 37,654,290 of our ordinary shares to certain institutional investors at a price of $1.75 per ADS pursuant to this prospectus supplement and accompanying prospectus. Each ADS represents 15 ordinary shares. See “Description of American Depositary Shares” and “Description of Ordinary Shares” in the accompanying prospectus for more information.

In a concurrent private placement, we are offering to such investors unregistered warrants to purchase up to an aggregate of 2,510,286 ADSs, representing 37,654,290 ordinary shares, at an exercise price of $2.25 per ADS. The warrants are exercisable at any time upon issuance and will expire two and one-half years from the date of issuance. The warrants, the ADSs issuable upon the exercise of the warrants and the ordinary shares represented by such ADSs are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act of 1933, as amended, or the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and they are not being offered pursuant to this prospectus supplement and the accompanying prospectus.

Our ADSs representing our ordinary shares are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “BLRX.” On May 29, 2020, the last reported sale price of the ADSs on Nasdaq was $1.94 per ADS. Our ordinary shares currently trade on the Tel Aviv Stock Exchange, or the TASE, under the symbol “BLRX.” On May 31, 2020, the last reported sale price of our ordinary shares on the TASE was NIS 0.427, or $0.122 per share (based on the exchange rate reported by the Bank of Israel on such date).

The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates on May 31, 2020, as calculated in accordance with General Instruction I.B.5. of Form F-3, was approximately $41.2 million. During the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement (excluding this offering), we had sold securities with an aggregate market value of approximately $9.3 million pursuant to General Instruction I.B.5 of Form F-3.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent for this offering. The placement agent has agreed to use its “reasonable best efforts” to arrange for the sale of our securities offered by this prospectus supplement and the accompanying prospectus, but the placement agent has no obligation to purchase or sell any of such securities or to arrange for the purchase or sale of any specific number or dollar amount of such securities. There is no required minimum number of our securities that must be sold as a condition to completion of this offering. We have agreed to pay the placement agent the fees set forth in the table below in connection with this offering.

	Per ADS	Total
Offering price	$1.7500	$4,393,000
Placement agent’s fees(1)	$0.1225	$307,510
Proceeds, before expenses, to us	$1.6275	$4,085,490

                (1) We will pay the placement agent a cash fee equal to 7% of the aggregate gross proceeds. We have also agreed to (i) pay the placement agent a management fee equal to 1% of the aggregate gross proceeds, (ii) reimburse the placement agent for certain of its expenses and (iii) issue to the placement agent warrants, as described under the “Plan of Distribution” on page S-15 of this prospectus supplement.

                Delivery of the ADSs is expected to be made on or about June 3, 2020.

H.C. Wainwright & Co.
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Prospectus Supplement dated May 31, 2020

TABLE OF CONTENTS

Prospectus Supplement

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Unless the context otherwise requires, all references to “BioLineRx,” “we,” “us,” “our,” the “Company” and similar designations refer to BioLineRx Ltd. and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell or soliciting any offer to buy any security other than the ADSs offered by this prospectus supplement and the accompanying prospectus. In addition, we are not offering to sell or soliciting any offer to buy any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicitation from a person in that jurisdiction. The information contained or incorporated by reference in this prospectus supplement is accurate as of the date on the front of this prospectus supplement only, regardless of the time of delivery of this prospectus supplement or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We have obtained the statistical data, market data and other industry data and forecasts used throughout this prospectus supplement and the accompanying prospectus from publicly available information and from reports we commissioned. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus supplement and the accompanying prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus dated January 19, 2018 that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, from time to time, we may sell any of the securities described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about this offering. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, the ADSs and other information you should know before investing in the ADSs. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, the statements made in the accompanying prospectus, or such an earlier filing, as applicable, are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described in this prospectus supplement under the headings “Documents Incorporated by Reference” and “Where You Can Find More Information” on page S-18 and page S-19 before investing in the ADSs.

All references in this prospectus supplement to “$,” “U.S. Dollars” and “dollars” are to United States dollars and all references to “NIS” are to New Israeli Shekels.

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.
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SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus that we consider important. This summary does not contain all of the information you should consider before investing in the ADSs or our ordinary shares. You should read this summary together with the entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including the risks related to our main therapeutic candidates, BL-8040 and AGI-134, our therapeutic product, BL-5010, our business, our industry, investing in the ADSs or our ordinary shares and our location in Israel, that we describe under “Risk Factors,” and our consolidated financial statements and the related notes, which are incorporated by reference herein and therein, before making an investment in the ADSs.

Our Business

We are a clinical-stage biopharmaceutical development company with a strategic focus on oncology. Our current development and commercialization pipeline consists of two clinical-stage therapeutic candidates - motixafortide (BL-8040), a novel peptide for the treatment of solid tumors, hematological malignancies and stem cell mobilization, and AGI-134, an immuno-oncology agent in development for solid tumors. In addition, we have an off-strategy, legacy therapeutic product called BL-5010 for the treatment of skin lesions. We have generated our pipeline by systematically identifying, rigorously validating and in-licensing therapeutic candidates that we believe exhibit a high probability of therapeutic and commercial success. To date, except for BL-5010, none of our therapeutic candidates have been approved for marketing or sold commercially. Our strategy includes commercializing our therapeutic candidates through out-licensing arrangements with biotechnology and pharmaceutical companies and evaluating, on a case-by-case basis, the commercialization of our therapeutic candidates independently.

In January 2016, we entered into a collaboration with MSD (a tradename of Merck & Co., Inc., Kenilworth, New Jersey) in the field of cancer immunotherapy, in the framework of which we are carrying out a clinical trial in pancreatic cancer.

Our Product Development Approach

We seek to develop a pipeline of promising therapeutic candidates that exhibit distinct advantages over currently available therapies or address unmet medical needs. Our resources are focused on advancing our therapeutic candidates through development and toward commercialization. Our current drug development pipeline consists of three therapeutic candidates.

We have established close relationships with various universities, academic and research institutions and biotechnology companies that permit us to identify and select compounds at various stages of clinical and pre-clinical development. Our approach is consistent with our objective of proceeding only with therapeutic candidates that we believe exhibit a relatively high probability of therapeutic and commercial success.

Our Product Pipeline

The table below summarizes our current pipeline of therapeutic candidates, including the target indications and status of each candidate and our development partners:

Motixafortide

Our clinical-stage lead therapeutic candidate, motixafortide, is a novel, short peptide that functions as a high-affinity antagonist for CXCR4. We are developing motixafortide for the treatment of solid tumors, AML and stem cell mobilization. CXCR4 is expressed by normal hematopoietic cells and overexpressed in various human cancers where its expression correlates with disease severity. CXCR4 is a chemokine receptor that mediates the homing and retention of hematopoietic stem cells, or HSCs, in the bone marrow, and also mediates tumor progression, angiogenesis (growth of new blood vessels in the tumor), metastasis (spread of tumor to other organs) and survival. Before “motixafortide” was approved by the World Health Organization in 2019 as an International Nonproprietary Name, this therapeutic candidate was known as BL-8040.

Inhibition of CXCR4 by motixafortide leads to the mobilization of HSCs from the bone marrow to the peripheral blood, enabling their collection for subsequent autologous or allogeneic transplantation in cancer patients. Clinical data has demonstrated the ability of motixafortide to mobilize higher numbers of long-term engrafting HSCs (CD34+CD38-CD45RA-CD90+CD49f+) as compared to G-CSF.

Motixafortide also mobilizes cancer cells from the bone marrow, detaching them from their survival signals and sensitizing them to chemotherapy. In addition, motixafortide has demonstrated a direct anti-cancer effect by inducing apoptosis (cell death) and inhibiting proliferation in various cancer cell models (multiple myeloma, non-Hodgkin’s lymphoma, leukemia, non-small-cell lung carcinoma, neuroblastoma and melanoma).

In the field of immuno-oncology, motixafortide mediates infiltration of T-cells while reducing immune regulatory cells in the tumor microenvironment. In clinical studies, the combination of motixafortide with immune checkpoint inhibitors, such as anti PD-1, has shown T-cell activation and a reduction in tumor cell numbers.

In September 2013, the U.S. Food and Drug Administration, or FDA, granted an Orphan Drug Designation to motixafortide as a therapeutic for the treatment of AML; and in January 2014, the FDA granted an Orphan Drug Designation to motixafortide as a treatment for stem cell mobilization. In January 2015, the FDA modified this Orphan Drug Designation for motixafortide for use either as a single agent or in combination with granulocyte colony-stimulating factor, or G-CSF. In February 2019, the FDA granted Orphan Drug Designation to motixafortide as a therapeutic for the treatment of pancreatic cancer. In January 2020, the European Medicines Agency, or EMA, granted an Orphan Drug Designation to motixafortide for the treatment of pancreatic cancer.

The following is a summary of the clinical trials being carried out with motixafortide.

Solid tumors

In January 2016, we entered into a collaboration with MSD (a tradename of Merck & Co., Inc., Kenilworth, New Jersey) in the field of cancer immunotherapy. Based on this collaboration, in September 2016 we initiated a Phase 2a study, known as the COMBAT/KEYNOTE-202 study, focusing on evaluating the safety and efficacy of motixafortide in combination with KEYTRUDA® (pembrolizumab), MSD’s anti-PD-1 therapy, in 37 patients with metastatic pancreatic adenocarcinoma, or PDAC. The study was an open-label, multicenter, single-arm trial designed to evaluate the clinical response, safety and tolerability of the combination of these therapies as well as multiple pharmacodynamic parameters, including the ability to improve infiltration of T-cells into the tumor and their reactivity. Top-line results showed that the dual combination demonstrated encouraging disease control and overall survival in patients with metastatic pancreatic cancer. In addition, assessment of patient biopsies supported motixafortide’s ability to induce infiltration of tumor-reactive T-cells into the tumor, while reducing the number of immune regulatory cells. In July 2018, we announced the expansion of the COMBAT/KEYNOTE-202 study under the collaboration to include a triple combination arm investigating the safety, tolerability and efficacy of motixafortide, KEYTRUDA and chemotherapy. We initiated this arm of the trial in December 2018. In December 2019, we announced that interim data from the study indicated that the triple combination therapy showed a high level of disease control, including seven partial responders and 10 patients with stable disease out of 22 evaluable patients. In January 2020, we completed recruiting a total of 43 patients for the study, and overall results are expected in mid-2020.

In August 2016, in the framework of an agreement with MD Anderson Cancer Center, or MD Anderson, we entered into an additional collaboration for the investigation of motixafortide in combination with KEYTRUDA in pancreatic cancer. The focus of this study, in addition to assessing clinical response, was the mechanism of action by which both drugs might synergize, as well as multiple assessments to evaluate the biological anti-tumor effects induced by the combination. We supplied motixafortide for this Phase 2b study, which commenced in January 2017. Partial results from this study (based on a cut-off in July 2019 from 20 enrolled patients out of which 15 were evaluable) showed that the dual combination demonstrated clinical activity and encouraging overall survival in patients with metastatic pancreatic cancer. In addition, assessment of patient biopsies supported motixafortide’s ability to induce infiltration of tumor-reactive T-cells into the tumor.

AML

During 2016, we completed and reported on a Phase 2a proof-of-concept trial for the treatment of relapsed or refractory acute myeloid leukemia, or r/r AML, which was conducted on 42 patients at six world-leading cancer research centers in the United States and at five premier sites in Israel. The study included both a dose-escalation and a dose-expansion phase. Results from the trial showed positive safety and response rate data for subjects treated with a combination of motixafortide and high-dose cytarabine (Ara-C), or HiDAC. At the annual meeting of the European Hematology Association, or EHA, in June 2018, we presented positive overall survival data from the long-term follow-up part of this study. We continue to monitor long-term survival data for patients in the study and, in parallel, are evaluating our next clinical development steps in this indication.

We are currently investigating motixafortide as a consolidation treatment together with cytarabine (the current standard of care) for AML patients who have responded to standard induction treatment and are in complete remission and, in this regard, are conducting a Phase 2b trial in Germany, in collaboration with the German Study Alliance Leukemia Group. The Phase 2b trial is a double-blind, placebo-controlled, randomized, multi-center study aimed at assessing the efficacy of motixafortide in addition to standard consolidation therapy in AML patients. Up to 194 patients will be enrolled in the trial. We continue to discuss with our collaboration partners the conduct of an interim analysis on this study based on various factors, including the occurrence of a minimum number of reported events and/or exposure to provide a reasonable statistical powering for the analysis. We currently estimate the timing of such interim analysis to be in the second half of 2020. Top-line results from the trial are not expected before 2022.

Stem cell mobilization

In March 2015, we reported successful top-line results from a Phase 1 safety and efficacy trial for the use of motixafortide as a novel stem cell mobilization treatment for allogeneic bone marrow transplantation at Hadassah Medical Center in Jerusalem.

In March 2016, we initiated a Phase 2 trial for motixafortide in allogeneic stem cell transplantation, conducted in collaboration with the Washington University School of Medicine, Division of Oncology and Hematology. In May 2018, we announced positive top-line results of this study showing, among other things, that a single injection of motixafortide mobilized sufficient amounts of CD34+ cells required for transplantation at a level of efficacy similar to that achieved by using 4-6 injections of G-CSF, the current standard of care.

          In December 2017, we commenced a randomized, placebo-controlled Phase 3 registrational trial for motixafortide, known as the GENESIS trial, for the mobilization of HSCs for autologous transplantation in patients with multiple myeloma. The trial began with a lead-in period for dose confirmation, which was to include 10-30 patients and then progress to the placebo-controlled main part, which is designed to include 177 patients in more than 25 centers. Following review of the positive results from treatment of the first 11 patients, the Data Monitoring Committee recommended that the lead-in part of the study should be stopped and that we should move immediately to the second part. Additional positive results from the lead-in period were reported at the annual meeting of the European Society for Blood and Marrow Transplantation held in March 2019, where it was announced that HSCs mobilized by motixafortide in combination with G-CSF were successfully engrafted in all 11 patients. Results of this randomized, placebo-controlled main part of the study are expected in the second half of 2020.

Other matters

In addition to the above, we are currently conducting, or planning to conduct, a number of investigator-initiated, open-label studies in a variety of indications to support the interest of the scientific and medical communities in exploring additional uses for motixafortide. These studies serve to further elucidate the mechanism of action for motixafortide. The results of studies such as these are presented from time to time at relevant professional conferences.

AGI-134

 AGI-134, a clinical therapeutic candidate in-licensed by our subsidiary, Agalimmune Ltd., is a synthetic alpha-Gal glycolipid immunotherapy in development for solid tumors. AGI-134 harnesses the body’s pre-existing, highly abundant, anti-alpha-Gal antibodies to induce a hyper-acute, systemic, specific anti-tumor response to the patient’s own tumor neo-antigens. This response not only kills the tumor cells at the site of injection, but also brings about a durable, follow-on, anti-metastatic immune response. In August 2018, we initiated a Phase 1/2a clinical study for AGI-134 that is primarily designed to evaluate the safety and tolerability of AGI-134, given both as monotherapy and in combination with an immune checkpoint inhibitor, in unresectable metastatic solid tumors. The multi-center, open-label study is currently being carried out in the UK, US and Israel. Initial safety results from the first part of the study were announced at the beginning of September 2019; at the end of the same month, the second part of the study was commenced. Due to clinical operating issues associated with the COVID-19 pandemic, the clinical trial has been temporarily suspended and initial proof-of-mechanism of action and efficacy results from the second part of the study have been delayed and are now expected in the second half of 2021.

BL-5010

Our commercialized, legacy therapeutic product, BL-5010, is a customized, proprietary pen-like applicator containing a novel, acidic, aqueous solution for the non-surgical removal of skin lesions. In December 2014, we entered into an exclusive out-licensing arrangement with Perrigo Company plc, or Perrigo, for the rights to BL-5010 for over-the-counter, or OTC, indications in Europe, Australia and additional selected countries. In March 2016, Perrigo received CE Mark approval for BL-5010 as a novel OTC treatment for the non-surgical removal of warts. The commercial launch of products for treatment of this first OTC indication (warts/verrucas) commenced in Europe in the second quarter of 2016. Since then, Perrigo has invested in improving the product and during 2019 launched an improved version of the product in several European countries. In March 2020, we agreed that Perrigo could relinquish its license rights for certain countries that had been included in its territory according to the original license agreement and was no longer obligated to develop, obtain regulatory approval for and commercialize products for a second OTC indication. In turn, in March 2020, we agreed with our licensor of the rights to BL-5010, Innovative Pharmaceutical Concepts (IPC) Inc., or IPC, to return to IPC those license rights no longer outlicensed to Perrigo as a result of the agreement described in the preceding sentence, in consideration of the payment to BioLineRx of royalties or fees on sublicense receipts.

Our Strategy

Our objective is to become a leader in the development of novel therapeutics for the treatment of cancer. We have successfully advanced a number of therapeutic candidates into clinical development. We intend to commercialize our two clinical candidates, motixafortide and AGI-134, and any future candidates through out-licensing or co-development arrangements with third parties that may perform any or all of the following tasks: completing development, securing regulatory approvals, securing reimbursement codes from insurance companies and health maintenance organizations, manufacturing and/or marketing. If appropriate, we may also enter into co-development and similar arrangements with respect to any therapeutic candidate with third parties or commercialize a therapeutic candidate ourselves.

Recent Developments

Pursuant to that certain At-the-Market Sales Agreement, dated October 31, 2017, or the Sales Agreement, by and between us and BTIG, LLC, or BTIG, we may elect from time to time, to offer and sell ADSs through an “at the market offering” as defined in Rule 415(a)(4), or the ATM Offering, promulgated under the Securities Act, having an aggregate offering price of up to $30 million. Under the ATM Offering, we sold an aggregate of 2,923,553 ADSs for an aggregate offering price of $12.96 million. On April 17, 2020, we updated the aggregate amount that may be issued and sold under the ATM Offering and filed a prospectus supplement pursuant to which we may offer and sell, from time to time, ADSs having an aggregate offering price of up to $8.52 million. On May 26, 2020, we terminated the prospectus supplement dated April 17, 2020, but the Sales Agreement remains in full force and effect.

Under the terms of the securities purchase agreement, or the Purchase Agreement, entered into with the investors in this offering, subject to a limited exception, for a period of twelve months following the closing of the offering, we have agreed not to effect or enter into an agreement to effect a “Variable Rate Transaction” as defined in the Purchase Agreement and further described in the “Plan of Distribution” on page S-15 below. The definition of Variable Rate Transactions includes sales of our ADSs under the ATM Offering, to which the limited exception does not apply.

May 2020 Financing

On May 28, 2020, we sold to certain institutional investors an aggregate of 5,142,859 ADSs in a registered direct offering at $1.75 per ADS, resulting in gross proceeds of approximately $9,000,000. In addition, we issued to the investors unregistered warrants to purchase up to an aggregate of 5,142,859 ADSs in a private placement. The warrants are immediately exercisable and will expire two and one-half years from issuance at an exercise price of $2.25 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if on or following three months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $630,000 in placement agent fees plus certain expenses and issued unregistered placement agent warrants to purchase up to an aggregate of 257,143 ADS on substantially the same terms as the warrants except they have an exercise price of $2.1875 per ADS.

Our Corporate Information

Our principal executive offices are located at 2 HaMa’ayan Street, Modi’in 7177871, Israel, and our telephone number is +972 (8) 642-9100. Our website is www.biolinerx.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus supplement.

THE OFFERING

Issuer	BioLineRx Ltd.
ADSs offered by us	2,510,286 ADSs representing 37,654,290 ordinary shares.
Offering price	$1.75 per ADS.
Concurrent private placement
In a concurrent private placement, for each ADS purchased in this offering, each investor will receive an unregistered warrant to purchase one ADS (a total of warrants to purchase up to an aggregate of 2,510,286 ADSs representing 37,654,290 ordinary shares). The warrants have an exercise price of $2.25 per ADS, are immediately exercisable from the date of issuance and will expire two and one half years from the date of issuance. The warrants, ADSs issuable upon the exercise of the warrants and the ordinary shares represented by such ADSs are being offered pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder, and they are not being offered pursuant to this prospectus supplement and the accompanying prospectus.

Ordinary shares outstanding after this offering	296,478,252 ordinary shares.
The ADSs
Each ADS represents 15 ordinary shares.

The Bank of New York Mellon, or the Depositary, will be the holder of the ordinary shares underlying your ADSs and you will have rights as provided in the Deposit Agreement dated July 21, 2011 among BioLineRx Ltd., The Bank of New York Mellon, as Depositary, and all owners and holders from time to time of ADSs issued thereunder, or the Deposit Agreement, which has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

Subject to compliance with the relevant requirements set out herein, you may turn in your ADSs to the Depositary in exchange for ordinary shares underlying your ADSs.

The Depositary will charge you fees for exchanges.

You should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus and the Deposit Agreement to better understand the terms of the ADSs.

Use of proceeds
We expect the net proceeds from this offering will be approximately $3.9 million, after deducting the placement agent fees and estimated offering expenses payable by us. We currently expect to use the net proceeds of this offering for general corporate purposes, which may include but are not limited to working capital and funding clinical trials. See “Use of Proceeds” on page S-11 of this prospectus supplement.

Listings	The ADSs are listed on Nasdaq under the symbol “BLRX.” Our ordinary shares currently trade on the TASE under the symbol “BLRX.”
Risk factors
Investing in our securities involves risks.  Before investing in the ADSs, you should carefully read and consider the “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

Depositary	The Bank of New York Mellon.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 258,823,962 ordinary shares outstanding as of May 31, 2020, and excludes:

▪	34,904,449 ordinary shares issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $1.14 per share;

•	18,785,857 ordinary shares issuable upon the exercise of outstanding options, at a weighted average exercise price of $0.76 per share;

•
77,142,885 ordinary shares represented by 5,142,859 ADSs issuable upon exercise of unregistered warrants issued to certain investors in a private placement that closed concurrently with a registered direct offering that closed on May 28, 2020, or the May 2020 Offering, at an exercise price of $2.25 per ADS;

•
3,857,144 ordinary shares represented by 257,143 ADSs issuable upon exercise of unregistered warrants issued to the placement agent or its designees as compensation in connection the May 2020 Offering, at an exercise price of $2.1875 per ADS;

•
37,654,290 ordinary shares represented by 2,510,286 ADSs issuable upon exercise of unregistered warrants to be issued to the investors in a private placement concurrently with this offering, at an exercise price of $2.25 per ADS; and

•
1,882,710 ordinary shares represented by 125,514 ADSs issuable upon exercise of unregistered warrants to be issued to the placement agent or its designees as compensation in connection with this offering, at an exercise price of $2.1875 per ADS.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the options or warrants described above.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain statements and information that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements, but these are not the only ways these statements are identified. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements. Readers are encouraged to consult the Company’s filings made on Form 6-K, which are periodically filed with or furnished to the SEC.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	the initiation, timing, progress and results of our preclinical studies, clinical trials and other therapeutic candidate development efforts;
•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;
•	our receipt of regulatory approvals for our therapeutic candidates, and the timing of other regulatory filings and approvals;
•	the clinical development, commercialization and market acceptance of our therapeutic candidates;
•	our ability to establish and maintain corporate collaborations;
•	our ability to integrate new therapeutic candidates and new personnel;
•	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;
•	the implementation of our business model and strategic plans for our business and therapeutic candidates;
•
the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;
•	risks related to changes in healthcare laws, rules and regulations in the United States or elsewhere;
•	competitive companies, technologies and our industry; and
•	statements as to the impact of the political and security situation in Israel on our business.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. You should carefully consider the specific risks described below and the risk factors and matters set forth in “Item 3.D. Risk Factors” in Part I of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference herein, together with the other information in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 20-F and the other information and documents incorporated by reference herein, before making an investment decision. See the section of this prospectus supplement entitled “Where You Can Find More Information.” Any of the risks we describe below and in our documents incorporated by reference could cause our business, financial condition or operating results to suffer. The market price of our ordinary shares and ADSs could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment.

Risks Related to Our Business and Regulatory Matters

The widespread outbreak of an illness or any other communicable disease, or any other public health crisis, such as the COVID-19 pandemic, could adversely affect our business, results of operations and financial condition.

The novel coronavirus outbreak, or COVID-19, has affected segments of the global economy and may materially affect our operations, including potentially interrupting our supply chain, clinical trial and commercialization activities. COVID-19 originated in Wuhan, China, in December 2019 and was declared a pandemic by the World Health Organization in March 2020. The virus has since spread to multiple countries, including to the United States, Europe and Israel, where we currently have our therapeutic candidates manufactured and conduct our clinical trials. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. At present, we are not experiencing significant impacts or delays from COVID-19 on our clinical and development activities for our lead compound, motixafortide. However, we do expect a delay of between 6-12 months in the phase 1/2a study we are currently conducting for AGI-134, our second lead compound. The uncertainty surrounding the severity and continued spread of the coronavirus may result in a period of prolonged business disruption. COVID-19 may impact our future operations, including potential interruptions to supply chains, clinical trials, commercialization activities and regulatory reviews and approvals. COVID-19 may also affect our employees and employees and operations at suppliers that may result in delays or disruptions in supply. Any COVID-19 related disruption could have a material adverse impact on our business and our results of operation and financial condition. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our shares. Additionally, if the COVID-19 pandemic has a significant impact on our business and financial results for an extended period of time, our liquidity and cash resources could be negatively impacted. Capital and credit markets have been disrupted by the crisis and exchanges have experienced increased volatility. As a result, access to additional financing may be challenging and is largely dependent upon evolving market conditions and other factors. We have taken precautionary measures, and may take additional measures, intended to minimize the risk of COVID-19 to our employees and operations. The extent of the impact of COVID-19 on our operational and financial performance, including our ability to execute our business strategies in the expected time frame or at all, will depend on future developments, such as the duration and spread of the COVID-19 pandemic and related restrictions and implications, all of which are uncertain and cannot be predicted.

Risks Related to this Offering

Management has broad discretion as to the use of proceeds of this offering, and we may not use these proceeds in a manner desired by our shareholders.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. Our needs may change as our business evolves. As a result, the proceeds to be received in this offering may be used in a manner significantly different from our current expectations. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return.

You will experience immediate dilution in book value of any ADSs you purchase.

Because the price per ADS being offered is substantially higher than our net tangible book value per ADS, you will suffer substantial dilution in the net tangible book value of any ADSs you purchase in this offering. After giving effect to the sale by us of 2,510,286 ADSs in this offering, based on an offering price of $1.75 per ADS, the as adjusted net tangible book value of our ADSs would have been approximately $18.8 million or $0.95 per ADS, as of March 31, 2020 (an increase in net tangible book value of approximately $0.39 per ADS to our existing shareholders). If you purchase ADSs in this offering, you will suffer immediate and substantial dilution of approximately $0.80 per ADS, after deducting the placement agent fees and estimated offering expenses payable by us. See “Dilution” on page S-13 for a more detailed discussion of the dilution you will incur in connection with this offering.

If we raise additional capital in the future, your ownership in us could be diluted.

In order to raise additional capital, we may at any time (subject to restrictions contained in the Purchase Agreement), offer additional ADSs, ordinary shares or other securities convertible into or exchangeable for our ADSs or ordinary shares at prices that may not be the same as the price per ADS in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per ADS paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders, including investors who purchase ADSs in this offering. The price per share at which we sell additional ordinary shares or securities convertible into ordinary shares in future transactions may be higher or lower than the price per ADS in this offering.

A substantial number of ADSs and ADS equivalents will be sold in this offering, which could cause the price of our ADSs and ordinary shares to decline.

In this offering we will sell 2,510,286 ADSs representing 37,654,290 ordinary shares which represented approximately 12.7% of our outstanding ordinary shares as of May 31, 2020 after giving effect to the sale of the ADSs in this offering. In addition, for each ADS purchased in this offering, the investors will receive an unregistered warrant to purchase one ADS (a total of warrants to purchase an aggregate of 2,510,286 ADSs represented by 37,654,290 ordinary shares), and the placement agent will receive warrants to purchase up to an aggregate of 125,514  ADS, representing 1,882,710 ordinary shares. This sale and any future sales of a substantial number of ADSs or ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the price of the ADSs on the Nasdaq Capital Market or our ordinary shares on the TASE. We cannot predict the effect, if any, that market sales of those ADSs or ordinary shares or the availability of those ADSs or ordinary shares for sale will have on the market price of the ADSs or our ordinary shares. As result of the dilution experienced by existing shareholders due to this offering, we may be subject to class action litigation based on this dilution. In addition, a decline in the price of our ordinary shares might impede our ability to raise capital through the issuance of additional ordinary shares or other equity securities, and may cause you to lose part or all of your investment in our ordinary shares. The sale of ADSs or ordinary shares issued upon the exercise of our outstanding options and warrants could further dilute the holdings of our then existing shareholders.

There has been and may continue to be significant volatility in the volume and price of our ADSs and ordinary shares.

The market price of our ADSs and ordinary shares has been and may continue to be highly volatile. Factors, including timing, progress and results of current and future preclinical studies and clinical trials and our research and development programs; regulatory matters, concerns about our financial position, operations results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, and the outbreak of coronavirus may have a significant impact on the market volume and price of our stock. Unusual trading volume in our shares occurs from time to time.

Our ADSs and ordinary shares are listed in two markets, and this may result in price variations that could affect the trading price of our ADSs and ordinary shares.

Our ADSs are listed on Nasdaq, and our ordinary shares are listed on the TASE, both under the symbol “BLRX.” Trading in our securities on these markets is made in different currencies (U.S. dollars on Nasdaq and New Israeli Shekels on the TASE), and at different times (due to the different time zones, different trading days and different public holidays in the United States and Israel). The relative trading prices of our securities on these two markets may differ due to these and other factors. Any decrease in the trading price of our securities on one exchange could cause a decrease in the trading price of our securities on the other exchange.

PRINCIPAL MARKETS

Our ADSs have been trading on Nasdaq under the symbol “BLRX” since July 2011. Our ordinary shares have been trading on the TASE under the symbol “BLRX” since February 2007. See “Description of American Depositary Shares” and “Description of Ordinary Shares” in the accompanying prospectus for more information.

USE OF PROCEEDS

We expect the net proceeds from this offering will be approximately $3.9 million, after deducting the placement agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds from the offerings pursuant to this prospectus supplement for general corporate purposes, which may include but are not limited to working capital and funding clinical trials. The amounts and timing of our use of the net proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

CAPITALIZATION

The following table presents our capitalization as determined in accordance with International Financial Reporting Standards, or IFRS, as of March 31, 2020:

•	on an actual basis; and

•
on an as adjusted basis, to give effect to (i) the sale of  5,142,859 ADSs representing 77,142,885 ordinary shares at the offering price of $1.75 per ADS in connection with the May 2020 Offering, and the concurrent private placement of warrants and placement agent warrants, assuming such warrants are accounted for and classified as equity, after deducting the placement agent fees and offering expenses payable by us, resulting in net proceeds of $8.1 million, and (ii) the sale of 2,510,286 ADSs representing 37,654,290 ordinary shares at the offering price of $1.75 per ADS in connection with this offering, and the concurrent private placement of warrants and placement agent warrants, assuming such warrants are accounted for and classified as equity, after deducting the placement agent fees and estimated offering expenses payable by us, resulting in net proceeds of $3.9 million.

This table should be read in conjunction with our financial statements and the notes thereto incorporated by reference herein and the accompanying prospectus.

	As of March 31, 2020
	Actual	As Adjusted
	(U.S.$ in thousands)
Non-Current Liabilities:
Warrants	$182	$182
Long-term loans, net of current maturities	5,076	5,076
Lease liabilities	1,639	1,639
Total non-current liabilities	$6,897	$6,897
Shareholders’ equity:
Ordinary shares, NIS 0.1 par value, 500,000,000 authorized; 178,709,725 shares issued and outstanding (actual); and 296,478,252 shares issued and outstanding (as adjusted)	$4,907	$8,173
Share premium	267,140	275,883
Capital reserve	12,488	12,488
Other comprehensive loss	(1,416)	(1,416)
Accumulated deficit	(254,611)	(254,611)
Total shareholders’ equity	28,508	40,517
Total capitalization	$47,171	$59,180

The above calculation is based on 178,709,725 ordinary shares outstanding as of March 31, 2020, and excludes as of that date:

•	34,904,449 ordinary shares issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $1.14 per share;

•	18,785,857 ordinary shares issuable upon the exercise of outstanding options, at a weighted average exercise price of $0.76 per share;

•
77,142,885 ordinary shares represented by 5,142,859 ADSs issuable upon exercise of unregistered warrants issued to certain investors in a private placement that closed concurrently with the May 2020 Offering, at an exercise price of $2.25 per ADS;

•
3,857,144 ordinary shares represented by 257,143 ADSs issuable upon exercise of unregistered warrants issued to the placement agent or its designees as compensation in connection with the May 2020 Offering, at an exercise price of $2.1875 per ADS;

•
37,654,290 ordinary shares represented by 2,510,286 ADSs issuable upon exercise of unregistered warrants to be issued to the investors in a private placement concurrently with this offering, at an exercise price of $2.25 per ADS; and

•
1,882,710 ordinary shares represented by 125,514 ADSs issuable upon exercise of unregistered warrants to be issued to the placement agent or its designees as compensation in connection with this offering, at an exercise price of $2.1875 per ADS.

DILUTION

If you invest in the ADSs, your interest will be diluted immediately to the extent of the difference between the public offering price per ADS and the as adjusted net tangible book value per ADS after this offering.

The net tangible book value of our ADSs as of March 31, 2020 was $6.8 million, or $0.56 per ADS. Net tangible book value per ADS represents the amount of our total tangible assets less total liabilities divided by the total number of our ordinary shares outstanding as of March 31, 2020, multiplied by 15 (i.e., the number of ordinary shares underlying each ADS).

After giving effect to the sale of (i) the ADSs offered in connection with the May 2020 Offering at the offering price of  $1.75 per ADS, and the concurrent private placement of warrants and placement agent warrants, assuming such warrants are accounted for and classified as equity, and after deducting the placement agent fees and offering expenses payable by us, and (ii) the ADSs offered by this prospectus supplement at the offering price of  $1.75 per ADS, and the concurrent private placement of warrants and placement agent warrants, assuming such warrants are accounted for and classified as equity, and after deducting the placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2020 would have been approximately $18.8 million, or approximately $0.95 per ADS. This represents an immediate increase in net tangible book value of approximately $0.39 per ADS to our existing shareholders and an immediate dilution in net tangible book value of approximately $0.80 per ADS to purchasers of the ADSs in this offering, as illustrated by the following table:

Offering price per ADS		$1.75
Net tangible book value per ADS at March 31, 2020	$0.56
Increase in net tangible book value per ADS attributable to investors that purchased ADSs in the May 2020 Offering	$0.30
Increase in net tangible book value per ADS attributable to investors purchasing the ADSs in this offering	$0.09
As adjusted net tangible book value per ADS as of March 31, 2020 after giving effect to the May 2020 Offering and this offering		$0.95
Dilution per ADS to investors purchasing the ADSs in this offering		$0.80

The above calculation is based on 178,709,725 ordinary shares outstanding as of March 31, 2020, and excludes as of that date:

•	34,904,449 ordinary shares issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $1.14 per share;

•	18,785,857 ordinary shares issuable upon the exercise of outstanding options, at a weighted average exercise price of $0.76 per share;

•
77,142,885 ordinary shares represented by 5,142,859 ADSs issuable upon exercise of unregistered warrants issued to certain investors in a private placement that closed concurrently with the May 2020 Offering, at an exercise price of $2.25 per ADS;

•
3,857,144 ordinary shares represented by 257,143 ADSs issuable upon exercise of unregistered warrants issued to the placement agent or its designees as compensation in connection with the May 2020 Offering, at an exercise price of $2.1875 per ADS;

•
37,654,290 ordinary shares represented by 2,510,286 ADSs issuable upon exercise of unregistered warrants to be issued to the investors in a private placement concurrently with this offering, at an exercise price of $2.25 per ADS; and

•
1,882,710 ordinary shares represented by 125,514 ADSs issuable upon exercise of unregistered warrants to be issued to the placement agent or its designees as compensation in connection with this offering, at an exercise price of $2.1875 per ADS.

To the extent that any of our options or warrants listed above are exercised, new options are issued and subsequently exercised or we issue additional shares of ADSs or ordinary shares in the future, there will be further dilution to new investors participating in this offering.

PRIVATE PLACEMENT OF WARRANTS

Concurrently with the sale of ADSs in this offering, we will issue and sell to the investors in this offering warrants to purchase up to an aggregate of 2,510,286 ADSs representing 37,654,290 ordinary shares at an initial exercise price equal to $2.25 per ADS.  The exercise price is subject to certain adjustments in the event of (1) payment of a share dividend or other distribution on any class of capital stock that is payable in ADSs or ordinary shares; (2) subdivisions of outstanding ADSs or ordinary shares into a larger number of shares; or (3) combinations of outstanding ADSs or ordinary share into a smaller number of shares.

Each warrant shall be exercisable on the issuance date and have a term of exercise equal to two and one-half years from the date of issuance. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, or the Beneficial Ownership Limitation, of the number of our ordinary shares outstanding immediately after giving effect to such exercise.  If at the time after the three-month anniversary of the issue date of the warrants, a registration statement or current prospectus covering the resale of the ADSs or ordinary shares issuable upon exercise of the warrants is not available, the holder may exercise the warrants in whole or in part on a cashless basis.

If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another entity in which the Company is not the surviving entity; (2) we sell, lease, assign, convey or otherwise transfer all or substantially all of our assets; (3) any tender offer or exchange offer (whether completed by us or a third party) is completed pursuant to which holders of a majority of our outstanding ordinary shares (including any ordinary shares underlying the ADSs) tender or exchange their shares for securities, cash or other property; (4) we effect any reclassification of our ordinary shares or compulsory share exchange pursuant to which outstanding ordinary share is effectively converted or exchange for other securities, cash or property or (5) any transaction is consummated whereby any person or entity acquires more than 50% of the Company’s outstanding ordinary shares (including any ordinary shares underlying the ADSs), each, a Fundamental Transaction, then upon any subsequent exercise of a warrant, the holder thereof will have the right to receive the same amount and kind of securities, cash or other property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ordinary shares then underlying the ADSs issuable upon exercise of the warrant.

If, at any time while the warrants are outstanding, we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of our ordinary shares, by way of return of capital or otherwise, then each holder of a warrant shall be entitled to participate in such distribution to the same extent that the holder would have participated therein if the holder had held the number of ADSs or ordinary shares acquirable upon complete exercise of the warrant immediately prior to the record date for such distribution.

If at any time while the warrants are outstanding we grant, issue or sell any ordinary share equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of our ordinary shares, or the Purchase Rights, then each holder of a warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of ADSs or ordinary shares acquirable upon complete exercise of the warrant immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of ordinary shares are to be determined for the grant, issue or sale of such Purchase Rights.

Additionally, we have agreed to issue to the placement agent, or its designees, warrants to purchase up to 125,514 ADSs.  The material terms of the placement agent warrants are substantially the same as those issuable to the investors, as described above, with the exception of the following terms:  (a) the exercise price of the placement agent warrants is $2.1875 per ADS, (b) the Beneficial Ownership Limitation is 4.99%, (c) holders of placement agent warrants are not entitled to receive cash dividends or distribution or return of capital in the form of cash made to holders of ordinary shares or ADSs and (d) the placement agent warrants are not immediately transferrable.  See “Plan of Distribution”.

The warrants, the placement agent warrants and the ADSs and ordinary shares issuable upon exercise of the warrants and placement agent warrants will be issued and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Accordingly, the investors and the placement agent, or its designees, may exercise the warrants and the placement agent warrants, respectively, and sell the underlying ADSs and ordinary shares only pursuant to an effective registration statement under the Securities Act covering the resale of those securities or pursuant to an applicable exemption from registration under the Securities Act.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement dated March 12, 2020, as amended, we have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent in connection with this offering of our ADSs pursuant to this prospectus supplement and accompanying prospectus. Under the terms of the engagement agreement, the placement agent has agreed to be our exclusive placement agent, on a reasonable best efforts basis, in connection with the issuance and sale by us of our ADSs in this takedown from our shelf registration statement. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and prospective investors. The engagement agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the engagement agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

We have entered into a Purchase Agreement directly with investors in connection with this offering, and we will only sell our securities offered hereby to investors who have entered into the Purchase Agreement.

We expect to deliver the ADSs being offered pursuant to this prospectus supplement and the accompanying prospectus on or about June 3, 2020, subject to satisfaction of certain customary closing conditions.

We have agreed to pay the placement agent a total cash fee equal to 7.0% of the gross proceeds of this offering. We will also pay the placement agent a management fee equal to 1.0% of the gross proceeds raised in this offering, a non-accountable expense allowance of $25,000, an accountable expense allowance of $35,000 and clearing fees of $12,900. We estimate our total expenses associated with the offering, excluding placement agent fees and expenses, will be approximately $100,000.

In addition, we agreed to issue unregistered warrants to the placement agent to purchase a number of ADSs equal to 5% of the aggregate number of ADSs sold to the investors in this offering, or 125,514 ADSs. The placement agent warrants will have an exercise price of $2.1875 per ADS, which is equal to 125% of the offering price per ADS in this offering, and will have a term of two and a half years from the date of issuance. The placement agent warrants will have substantially the same terms as the warrants being sold to the investors in the simultaneous private placement transaction, with the exception of the following terms: (a) the exercise price of the placement agent warrants is $2.1875 per ADS, (b) the Beneficial Ownership Limitation is 4.99%, (c) holders of placement agent warrants are not entitled to receive cash dividends or distribution or return of capital in the form of cash made to holders of ordinary shares or ADSs and (d) the placement agent warrants are not immediately transferrable.  Pursuant to FINRA Rule 5110(g), the placement agent warrants and any ADSs issued upon exercise of the placement agent warrants (including the ordinary shares underlying such ADSs) shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

The following table sets forth the per ADS and total cash placement agent’s fees we will pay to the placement agent in connection with the sale of the ADSs pursuant to this prospectus supplement and the accompanying prospectus:

	Per ADS	Total
Offering price	$1.7500	$4,393,000
Placement agent’s fees(1)	$0.1225	$307,510
Proceeds, before expenses, to us	$1.6275	$4,085,490

After deducting those fees and expenses due to the placement agent and our other estimated offering expenses, we expect the net proceeds from this offering to be approximately $3.9 million.

Tail Financing Payments

We have agreed that the placement agent shall be entitled to compensation, with respect to any public or private offering or other financing or capital-raising transaction of any kind, a Tail Financing, to the extent that such financing or capital is provided to the Company by investors whom the placement agent had contacted during the term of its engagement or introduced to the Company during the term of the placement agent’s engagement by the Company if such Tail Financing is consummated at any time within the ten-month period following the expiration or termination of the placement agent’s engagement by the Company.

Lock-up Restrictions

Pursuant to the Purchase Agreement, we have agreed that, for a period of 60 days following the closing of this offering, we will not issue, enter into an agreement to issue or announce the issuance or proposed issuance of our ADSs, ordinary shares or ordinary shares equivalents.

We have also agreed that, for a period of twelve months following the closing date of this offering, we will not (i) issue or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional ADSs or ordinary shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the ADSs or ordinary shares at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for the ADSs or ordinary shares or (ii) enter into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, “at-the-market” offering or similar transactions whereby we may issue securities at a future determined price, such transactions in (i) and (ii) above being “Variable Rate Transactions”. However, the prohibition of Variable Rate Transactions as described above shall not restrict us from issuing ADSs and/or ordinary shares under an at the market offering program with the placement agent as the sales agent following the date that is 90 days after the closing date of this offering.

Indemnification

We have agreed to indemnify the placement agent and specified other persons against certain civil liabilities, including liabilities under the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it, and any profit realized on the resale of the securities sold by it while acting as principal, might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of ADSs, ordinary shares and warrants by the placement agent acting as principal. Under these rules and regulations, the placement agent:

•	may not engage in any stabilization activity in connection with our securities; and

•
may not bid for or purchase any of our securities, or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution in the securities offered by this prospectus supplement.

Other Relationships

The placement agent and its affiliates may have provided us and our affiliates in the past, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received, and may continue to receive, customary fees and commissions. In addition, from time to time, the placement agent and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. However, except as disclosed in this prospectus supplement, we have no present arrangements with the placement agent for any further services.

LEGAL MATTERS

McDermott Will & Emery LLP has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Yigal Arnon & Co., Jerusalem, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law. The placement agent is being represented by Greenberg Traurig, P.A., Miami, Florida.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year December 31, 2019 have been so incorporated in reliance on the report of Kesselman and Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following table sets forth costs and expenses, other than any placement agent fees and expenses, we expect to incur in connection with the offering.

Legal fees and expenses	$70,000
Accounting fees and expenses	$5,000
Miscellaneous fees and expenses	$25,000
Total	$100,000

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference our publicly filed reports into this prospectus supplement, which means that information included in those reports is considered part of this prospectus supplement.  Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement.

This prospectus supplement incorporates by reference the documents listed below, which have been previously filed with the SEC:

•	our Annual Report on Form 20-F for the year ended December 31, 2019, filed on March 12, 2020; and

•
our Reports on Form 6-K filed with the SEC on May 20, 2020, May 26, 2020, May 27, 2020, May 28, 2020 and June 1, 2020 (in each case, to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act).

We also incorporate by reference into this prospectus supplement and the accompanying prospectus additional documents that we may file with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the securities to which this prospectus supplement relates or the offering is otherwise terminated.

The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to:

BioLineRx Ltd.
Modi’in Technology Park
2 HaMa’ayan Street
Modi’in 7177871, Israel
Attention: Corporate Secretary
Tel.: +972-8-642-9100
e-mail: info@BioLineRx.com

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, relating to this offering of securities. This prospectus supplement does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus supplement that is included in the registration statement. Statements made in this prospectus supplement concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish to the SEC, under over of Reports of Foreign Private Issuer on Form 6-K, material information required to be made public by us or filed by us with and made public by any stock exchange or distributed by us to our shareholders.  Such reports and other information filed with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov. These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services. We also generally make available on our own website (www.biolinerx.com) our quarterly and year-end financial statements as well as other information.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

In addition, since our ordinary shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the ISA, as required under Chapter Six of the Israel Securities Law, 1968. On August 31, 2011, our shareholders approved a transition solely to U.S. reporting standards after listing the ADSs on Nasdaq, in accordance with an applicable exemption under the Israel Securities Law. Copies of our SEC filings and submissions are now submitted to the ISA and the TASE. Such copies can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

As of the date of this prospectus supplement, we received approximately $22.0 million in funding from the Innovation Authority, or the IIA (formerly known as the Office of the Chief Scientist), which has provided funding in relation to our programs. Through the date of this prospectus supplement we have paid the IIA an aggregate amount of approximately $6.3 million in royalties in relation to such programs. As of the date of this prospectus supplement, our contingent obligation to the IIA is approximately 3.4 million (including accrued interest). For a description of our obligations in connection with the grants from the IIA, see “Item 3D. – Risk Factors - Risks Related to our Operations in Israel” and “Item 4.B. – Business Overview - Israeli Government Programs” in our Annual Report on Form 20-F for the year ended December 31, 2019.

We maintain a corporate website at www.biolinerx.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Yigal Arnon & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the prevailing law of the foreign state in which the judgments were rendered allows for the enforcement of judgments of Israeli courts;
•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
•	the judgments are not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;
•	the judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;
•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and
•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.
Generally, an Israeli court will not enforce a foreign judgment if the motion for enforcement was filed more than five years after the date of its award in the United States, unless Israel and the United States have agreed otherwise on a different period, or if an Israeli court finds exceptional reasons justifying the delay.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange reported by the Bank of Israel on the date of the payment. A judgment debtor may also make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

$150,000,000

AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES
ORDINARY SHARES
DEBT SECURITIES
WARRANTS TO PURCHASE AMERICAN DEPOSITARY SHARES
UNITS

We may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

•	American Depositary Shares, or ADSs;

•	ordinary shares;

•	debt securities;

•	warrants to purchase ADSs; and

•	units consisting of two or more of the foregoing.

We refer to the ADSs, ordinary shares, debt securities, warrants and units, collectively, as the “securities” in this prospectus. We may offer, issue and sell the securities at an aggregate public offering price that will not exceed $150,000,000.

We will provide the specific terms of any securities we may offer in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer and sell any securities unless accompanied by a prospectus supplement describing the amount of securities being offered and terms of the offering of those securities. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers on a continuous or delayed basis. We reserve the sole right to accept, and, together with any underwriters, dealers and agents, reserve the right to reject, in whole or in part, any proposed purchase of securities. The names of any underwriters, dealers or agents involved in the sale of any securities, the specific manner in which they may be offered and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.

ADSs representing our ordinary shares are quoted on The Nasdaq Capital Market, or Nasdaq, under the symbol “BLRX.” Our ordinary shares currently trade on the Tel Aviv Stock Exchange, or the TASE, under the symbol “BLRX.”

Investing in these securities involves a high degree of risk. See “Risk Factors” on page 3, as well as the “Risk Factors” incorporated by reference herein from our most recent Annual Report on Form 20-F and other reports and information that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2018

Unless the context otherwise requires, all references to “BioLineRx,” “we,” “us,” “our,” the “Company” and similar designations refer to BioLineRx Ltd. and its consolidated subsidiaries.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell or solicit any security other than the ADSs, ordinary shares, debt securities, warrants to purchase ADSs and units offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We have obtained the statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information and from reports we commissioned. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

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FORWARD-LOOKING STATEMENTS

This prospectus contains statements and information that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements, but these are not the only ways these statements are identified. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements. Readers are encouraged to consult the Company’s filings made on Form 6-K, which are periodically filed with or furnished to the Securities Exchange Commission, or the SEC.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	the initiation, timing, progress and results of our preclinical studies, clinical trials and other therapeutic candidate development efforts;

•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

•	our receipt of regulatory approvals for our therapeutic candidates and the timing of other regulatory filings and approvals;

•	the clinical development, commercialization and market acceptance of our therapeutic candidates;

•	our ability to establish and maintain corporate collaborations;

•	our ability to integrate new therapeutic candidates and new personnel;

•	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;

•	the implementation of our business model and strategic plans for our business and therapeutic candidates;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	competitive companies, technologies and our industry; and

•	statements as to the impact of the political and security situation in Israel on our business.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Forward-Looking Statements.” Unless the context indicates otherwise, references in this prospectus to “NIS” are to the legal currency of Israel, and “U.S. dollars,” “USD,” “$” or “dollars” are to United States dollars.

Our Business

We are a clinical-stage biopharmaceutical development company focused on oncology and immunology. Our current development and commercialization pipeline consists of a clinical-stage therapeutic candidate − BL-8040, a novel peptide for the treatment of multiple cancer and hematological indications; a near-clinical candidate – AGI-134, a synthetic alpha-Gal glycolipid immunotherapy in near-clinical development for solid tumors; and a product that is being commercialized − BL-5010, a customized, proprietary, pen-like applicator containing a novel, acidic, aqueous solution that has been launched for sale in Europe as a medical device for the non-surgical removal of benign skin lesions. In addition, we have four (4) other therapeutic candidates in various stages of clinical and preclinical development. We generate our pipeline by systematically identifying, rigorously validating and in-licensing therapeutic candidates that we believe exhibit a relatively high probability of therapeutic and commercial success. To date, except for BL-5010, none of our therapeutic candidates have been approved for marketing or sold commercially. Our strategy includes commercializing our therapeutic candidates through licensing arrangements with biotechnology and pharmaceutical companies. We also evaluate, on a case-by-case basis, co-development and similar arrangements and the commercialization of our therapeutic candidates independently.

In December 2014, we entered into a strategic collaboration with Novartis Pharma AG, or Novartis, for the co-development of selected Israeli-sourced novel drug candidates. We are currently developing two (2) pre-clinical projects – BL-1220 and BL-1230 – in the framework of this collaboration, with the ongoing scientific support of Novartis. The companies are continually evaluating late pre-clinical and early clinical projects, with the goal of bringing additional projects into our pipeline during the next six (6) to twelve (12) months. Additionally, in January 2016, we entered into a collaboration with MSD, known as Merck in the United States and Canada, to support a Phase 2a study investigating BL-8040 in combination with pembrolizumab, MSD’s anti-PD1 cancer immunotherapy, in pancreatic cancer, and, in September 2016, we entered into a collaboration with Genentech, Inc., or Genentech, a member of the Roche Group, to support several Phase 1b/2 studies investigating BL-8040 in combination with atezolizumab, Genentech’s anti-PDL1 cancer immunotherapy, in multiple cancer indications.

Although our focus is principally on the therapeutic areas of oncology and immunology, we may also in-license therapeutic compounds outside of these areas in connection with our strategic collaboration with Novartis, as well as to a limited extent for our independent pipeline as the opportunities arise.

Our Corporate Information

Our principal executive offices are located at 2 HaMa’ayan Street, Modi’in 7177871, Israel, and our telephone number is +972 (8) 642-9100. Our website is www.biolinerx.com. Information contained in our website is not incorporated by reference into, and does not constitute part of, this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves substantial risks. Before acquiring securities from us, you should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in any accompanying prospectus supplement. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section entitled “Forward-Looking Statements” in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The table below presents our consolidated ratio of earnings to fixed charges for each of the periods indicated. Where the ratio indicates coverage of less than a 1:1 ratio, we have disclosed the amount (in thousands of U.S. dollars) of the deficiency, i.e., the additional earnings required to achieve a 1:1 ratio. We computed these ratios by dividing earnings by fixed charges. For this purpose, earnings consist of earnings before income taxes and non‑controlling interests plus fixed charges. Fixed charges consist of interest expense, whether capitalized or expensed. For the year ended December 31, 2016, our total earnings (loss) were $(15.8) million and our total fixed charges were $0.9 million.

Year Ended December 31,*					Nine Months Ended September 30,
2012	2013	2014	2015	2016	2017
(20,236)	(16,301)	(10,512)	(14,401)	(15,841)	(16,995)

*Effective January 1, 2015, we changed our functional currency to the U.S. dollar from the NIS. All amounts and calculations herein for the years 2012 through 2014 have been translated at the June 30, 2015 exchange rate of NIS 3.769 to one (1) U.S. dollar.

USE OF PROCEEDS

Unless otherwise set forth in the related prospectus supplement, we intend to use the net proceeds from the sale of securities offered through this prospectus for general corporate purposes. The specific purpose of any individual issuance of securities will be described in the related prospectus supplement.

PRICE RANGE OF OUR ADSs

The ADSs have been trading on Nasdaq under the symbol “BLRX” since July 2011. The following table sets forth, for the periods indicated, the reported high and low closing sale prices of the ADSs on Nasdaq in U.S. dollars.

	U.S. $
	Price Per ADS
	High	Low
Annual:

2016	1.30	0.75
2015	2.84	1.23
2014	3.07	1.23
2013	4.75	1.58
2012	5.55	2.23

Quarterly:

Fourth Quarter 2017 (through December 26, 2017)	1.31	0.94
Third Quarter 2017	1.18	0.81
Second Quarter 2017	0.92	0.82
First Quarter 2017	1.30	0.88
Fourth Quarter 2016	1.16	0.92
Third Quarter 2016	1.28	0.75
Second Quarter 2016	1.02	0.79
First Quarter 2016	1.30	0.90
Fourth Quarter 2015	1.62	1.24
Third Quarter 2015	2.65	1.23
Second Quarter 2015	2.66	1.85
First Quarter 2015	2.84	1.71

Most Recent Six Months:

December 2017 (through December 26, 2017)	1.14	1.05
November 2017	1.14	0.94
October 2017	1.31	1.03
September 2017	1.16	1.03
August 2017	1.18	1.02
July 2017	1.07	0.81
June 2017	0.87	0.82

On December 26, 2017, the last reported sales price of the ADSs on Nasdaq was $1.11 per ADS. As of December 26, 2017, there was one shareholder of record of the ADSs. The number of record holders is not representative of the number of beneficial holders of the ADSs.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been trading on the TASE under the symbol “BLRX” since February 2007.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ordinary shares on the TASE in NIS and U.S. dollars. U.S. dollar per ordinary share amounts are calculated using the U.S. dollar representative rate of exchange on the date to which the high or low market price is applicable, as reported by the Bank of Israel. All prices quoted below give effect to the 1-for-10 reverse share split of our ordinary shares, which became effective June 7, 2015.

	NIS		U.S. $
	Price Per Ordinary Share		Price Per Ordinary Share
	High	Low	High	Low
Annual:

2016	5.21	3.07	1.34	0.79
2015	10.23	4.94	2.57	1.27
2014	10.49	4.76	3.01	1.24
2013	17.99	5.90	4.89	1.62
2012	21.15	8.92	5.58	2.32

Quarterly:

Fourth Quarter 2017 (through December 26, 2017)	4.36	3.35	1.30	0.94
Third Quarter 2017	4.19	2.90	1.16	0.82
Second Quarter 2017	3.65	2.92	1.01	0.82
First Quarter 2017	4.67	3.52	1.26	0.92
Fourth Quarter 2016	4.31	3.48	1.12	0.90
Third Quarter 2016	4.60	3.07	1.22	0.80
Second Quarter 2016	3.92	3.07	1.04	0.79
First Quarter 2016	5.21	3.67	1.34	0.94
Fourth Quarter 2015	6.16	5.05	1.58	1.30
Third Quarter 2015	10.21	4.94	2.70	1.27
Second Quarter 2015	9.83	7.36	2.61	1.92
First Quarter 2015	10.23	6.70	2.57	1.72

Most Recent Six Months:

December 2017 (through December 26, 2017)	4.05	3.73	1.14	1.06
November 2017	3.93	3.35	1.12	0.95
October 2017	4.36	3.64	1.24	1.03
September 2017	4.02	3.45	1.14	0.98
August 2017	4.19	3.64	1.16	1.02
July 2017	3.70	2.90	1.04	0.82
June 2017	3.12	2.92	0.88	0.82

On December 26, 2017, the last reported sales price of our ordinary shares on the TASE was NIS 398.50 per share, or $1.14 per share (based on the exchange rate reported by the Bank of Israel for such date). On December 26, 2017, the exchange rate of the NIS to the dollar was $1.00 = NIS 3.488, as reported by the Bank of Israel. As of December 26, 2017, there were two shareholders of record of our ordinary shares. The number of record holders is not representative of the number of beneficial holders of our ordinary shares.

DESCRIPTION OF ORDINARY SHARES

The following description of our share capital is a summary of the material terms of our articles of association and Israeli corporate law regarding our ordinary shares and the holders thereof. This description contains all material information concerning our ordinary shares but does not purport to be complete.

Ordinary Shares

As of December 26, 2017, our authorized share capital consists of 250 million ordinary shares, par value NIS 0.10 per share. As of December 26, 2017, there are 104,625,297 ordinary shares issued and outstanding. All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Pursuant to Israeli securities laws, a company whose shares are traded on the TASE may not have more than one class of shares (subject to an exception that is not applicable to us), and all outstanding shares must be validly issued and fully paid. Shares and convertible securities may not be issued without the consent of the Israeli Securities Authority, or the ISA, and all outstanding shares must be registered for trading on the TASE.

Articles of Association

The following are summaries of material provisions of our articles of association and the Israeli Companies Law, as amended, or the Companies Law, insofar as they relate to the material terms of our ordinary shares.

Registration Number and Purposes of the Company

Our number with the Israeli Registrar of Companies is 513398750. Our purpose appears in our Articles of Association and includes every lawful purpose.

Transfer of Shares

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors (unless we qualify as an Eligible Company (as defined below) and opt to follow the exemption provided under the Amendment to the Relief Regulations (as defined below) regarding appointment of external directors and composition of the audit and compensation committees).

A recent amendment to the Companies Regulations (Relief for Companies the Shares of which are Registered for Trading Outside of Israel) – 2000, or the Amendment to the Relief Regulations, provides an exemption for companies the shares of which are listed for trading on specified exchanges outside of Israel, including the Nasdaq, provided that: (i) such company does not have a controlling shareholder and (ii) the company complies with the requirements of the foreign securities laws and stock exchange regulations applicable to companies that are incorporated under the laws of such foreign countries with regard to appointing independent directors and composition of the audit and compensation committees, or individually, an Eligible Company.

Pursuant to our Articles of Association, other than the external directors, for whom special election requirements apply under the Companies Law (unless we qualify as an Eligible Company and opt to follow the exemption provided under the Amendment to the Relief Regulations regarding appointment of external directors and composition of the audit and compensation committees), our directors are elected at a general or special meeting of our shareholders and serve on the Board of Directors until they are removed by the majority of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Companies Law and our Articles of Association. In addition, our Articles of Association allow our Board of Directors to appoint directors (other than external directors) to fill vacancies on the Board of Directors to serve until the next general meeting or special meeting, or earlier if required by our Articles of Association or applicable law. We have held elections for each of our non-external directors at each annual meeting of our shareholders since our initial public offering in Israel. Unless we qualify as an Eligible Company and opt to follow the exemption provided under the Amendment to the Relief Regulations regarding appointment of external directors and composition of the audit and compensation committees, external directors are elected for an initial term of three (3) years and may be removed from office pursuant to the terms of the Companies Law.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our Board of Directors.

Pursuant to the Companies Law, we may only distribute dividends from our profits accrued over the previous two (2) years or the overall balance of the profits, whichever is greater, all as defined in the Companies Law, according to our then last reviewed or audited financial reports, provided that the date of the financial reports is not more than six (6) months prior to the date of distribution, or we may distribute dividends with court approval. In each case, we are only permitted to pay a dividend if there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be no later than fifteen (15) months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our Board of Directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law and our Articles of Association provide that our Board of Directors is required to convene a special meeting upon the written request of (a) any two of our directors or one quarter of our Board of Directors or (b) one or more shareholders holding, in the aggregate, either (i) 5% of our outstanding shares and 1% of our outstanding voting power or (ii) 5% of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four (4) and forty (40) days prior to the date of the meeting. Furthermore, the Companies Law and our Articles of Association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our Articles of Association;

•	appointment or termination of our auditors;

•	appointment of directors and appointment and dismissal of external directors;

•	approval of acts and transactions requiring general meeting approval pursuant to the Companies Law;

•	approval of our compensation policy for directors and office holders;

•	compensation of directors and/or the principal executive officer, indemnification and change of the principal executive officer;

•	increases or reductions of our authorized share capital;

•	a merger; and

•
the exercise of our Board of Director’s powers by a general meeting, if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least twenty-one (21) days prior to the meeting, and, if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, the approval of a compensation policy with respect to office holders or an approval of a merger, notice must be provided at least thirty-five (35) days prior to the meeting.

Voting Rights

Quorum Requirements

Pursuant to our Articles of Association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or by written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

Our Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

•	an appointment or removal of directors;

•	an approval of transactions with office holders or interested or related parties;

•	an approval of certain officer’s actions with regards to the officer’s fiduciary duties pursuant to section 254 to the Companies Law;

•
an approval of a merger or any other matter in respect of which there is a provision in the articles of association providing that decisions of the general meeting may also be passed by written ballot;

•
authorizing the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorize the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority; and

•	other matters that may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote. Our Articles of Association provides that our Board of Directors may prevent voting by means of a written ballot, and this determination is required to be stated in the notice convening the general meeting.

In 2015, the ISA launched an electronic voting system, and, as of this date, shareholders may vote in a meeting or in a class meeting by using this electronic voting system (in addition to other existing methods of voting).

The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers, approval of related party transactions and approval of certain officer’s actions with regards to the officer’s fiduciary duties pursuant to section 254 to the Companies Law. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under the company’s articles of association, can appoint or prevent the appointment of an office holder is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Resolutions

Unless otherwise stated under the Companies Law or provided in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution. As mentioned above, since 2015, voting has also been possible by using the ISA electronic voting system. A resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders of a company generally have the right to review minutes of the company’s general meetings, its shareholders register and principal shareholders register, articles of association and financial statements. Any of our shareholders may request access to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Modification of Class Rights

The rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by unanimous written consent of the holders of the issued shares of that class or by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer, except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within six (6) months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights in the company, if there is no other shareholder of the company who holds 45% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met.

A special tender offer must be extended to all shareholders of a company, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one (1) year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

               The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called with at least thirty-five (35) days’ prior notice

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least fifty (50) days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and thirty (30) days have passed from the date the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our Articles of Association, which requires the prior approval of the holders of a majority of our shares at a general meeting. In addition, the rules and regulations of the TASE also limit the terms permitted with respect to a new class of shares and prohibit any such new class of shares from having voting rights. Shareholders voting in such meeting will be subject to the restrictions provided in the Companies Law as described above in “—Voting Rights.”

Borrowing Powers

Pursuant to the Companies Law and our Articles of Association, our Board of Directors may exercise all powers and take all actions that are not required under law or under our Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for corporate purposes.

Changes in Capital

Our Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our Board of Directors and court approval. In July 2017, at the annual general meeting, our shareholders approved an increase to our share capital from NIS 15,000,000 divided into 150,000,000 ordinary shares of a nominal value of NIS 0.10 each to NIS 25,000,000 divided into 250,000,000 ordinary shares of nominal value NIS 0.10 and a corresponding amendment to our Articles of Association.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares in Israel is Mizrahi Tefahot Hevra Lerishumim Ltd. The Depositary and Registrar for the ADSs is The Bank of New York Mellon.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The ADSs trade on Nasdaq.

The Bank of New York Mellon, as Depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent one (1) ordinary share (or a right to receive one (1) share) deposited with the principal Tel Aviv office of either of Bank Hapoalim B.M. or Bank Leumi Le-Israel, as Custodian for the Depositary. Each ADS will also represent any other securities, cash or other property which may be held by the Depositary. The Depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, also referred to as DRS, is a system administered by The Depository Trust Company, also referred to as DTC, under which the Depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by statements sent by the Depositary to the registered holders of uncertificated ADSs.

The form of the deposit agreement and the form of ADR have been incorporated by reference as exhibits to this registration statement on Form F-3. A copy of the deposit agreement is available for inspection at the Depositary’s office.

As an ADS holder, we will not treat you as one of our shareholders, and you will not have shareholder rights. Israeli law governs shareholder rights. The Depositary will be the holder of the ordinary shares underlying your ADSs. The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends, Other Distributions and Rights

Amounts distributed to ADS holders will be reduced by any taxes or other governmental charges required to be withheld by the Custodian or the Depositary. If the Depositary determines that any distribution in cash or property is subject to any tax or governmental charges that the Depositary or the Custodian is obligated to withhold, the Depositary may use the cash or sell or otherwise dispose of all or a portion of that property to pay the taxes or governmental charges. The Depositary will then distribute the balance of the cash and/or property to the ADS holders entitled to the distribution after deducting its fees and expenses, in proportion to their holdings.

Cash dividends and cash distributions

The Depositary will convert into dollars all cash dividends and other cash distributions that it or the Custodian receives in a foreign currency. The Depositary will distribute to the ADS holders the amount it receives, after deducting any currency conversion expenses. If the Depositary determines that any foreign currency it receives cannot be converted and transferred on a reasonable basis, it may distribute the foreign currency (or an appropriate document evidencing the right to receive the currency) or hold that foreign currency uninvested, without liability for interest, for the accounts of the ADS holders entitled to receive it.

Distributions of ordinary shares

If we distribute ordinary shares as a dividend or free distribution, the Depositary may distribute to ADS holders new ADSs representing the ordinary shares. The Depositary will distribute only whole ADSs. It will sell the ordinary shares that would have required it to use fractional ADSs and then distribute the proceeds in the same way it distributes cash. If the Depositary deposits the ordinary shares but does not distribute additional ADSs, the existing ADSs will also represent the new ordinary shares.

Other distributions

If the Depositary or the Custodian receives a distribution of anything other than cash or shares, the Depositary will, after consultation with us to the extent practicable, distribute the property or securities to the ADS holder, in proportion to such holder’s holdings. If, however, the Depositary determines that it cannot distribute the property or securities in this manner or that it is not feasible to do so, then it may distribute the property or securities by any means it thinks is equitable and practical, or it may sell the property or securities and distribute the net proceeds of the sale to the ADS holders.

Rights to subscribe for additional ordinary shares and other rights

If we offer our holders of ordinary shares any rights to subscribe for additional ordinary shares or any other rights, the Depositary may:

•	make the rights available to all or certain holders of ADSs, by means of warrants or otherwise, if lawful and practically feasible; or

•	attempt to sell those rights or warrants or other instruments.

In the case of a sale, the Depositary will allocate the net proceeds of the sales to the account of the ADS holders entitled to the rights. The allocation will be made on an averaged or other practicable basis without regard to any distinctions among holders.

If registration under the Securities Act is required in order to offer or sell to the ADS holders the securities represented by any rights, the Depositary will not make the rights available to ADS holders unless a registration statement is in effect or such securities are exempt from registration. We do not, however, have any obligation to file a registration statement or to have a registration statement declared effective. If the Depositary does not make rights available to ADS holders and cannot dispose of the rights and make the net proceeds available to ADS holders, then it will allow the rights to lapse, and the ADS holders will not receive any value for them.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The Depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the Custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the Depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the Custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its office, if feasible.

Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of ADSs, make a distribution on ADSs or permit withdrawal of shares, the Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities; and

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the Depositary for the purpose of exchanging your ADR for uncertificated ADSs. The Depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting of the underlying shares

ADS holders may instruct the Depositary how to vote the number of deposited shares their ADSs represent. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares from the Depositary. However, you may not know about the meeting enough in advance to withdraw the shares.

The Depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the Depositary how to vote. For instructions to be valid, they much reach the Depositary by a date set by the Depositary.

The Depositary will try, as far as practical, subject to the laws of Israel and of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The Depositary will only vote or attempt to vote as instructed or as described in the following sentence. If we asked the Depositary to solicit your instructions but the Depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The Depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the Depositary that:

•	we do not wish to receive a discretionary proxy;

•	there is substantial shareholder opposition to the particular question; or

•	the particular question would have an adverse impact on our shareholders.

We are required to notify the Depositary if one of the conditions specified above exists.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least forty-five (45) days in advance of the meeting date.

Changes affecting deposited securities

If there is any change in nominal value or any split‑up, consolidation, cancellation or other reclassification of deposited securities, or any recapitalization, reorganization, business combination or consolidation or sale of assets involving us, then any securities that the Depositary receives in respect of deposited securities will become new deposited securities. Each ADS will automatically represent its share of the new deposited securities, unless the Depositary delivers new ADSs as described in the following sentence. The Depositary may distribute new ADSs or ask ADS holders to surrender their outstanding ADSs in exchange for new ADSs describing the new deposited securities.

Amendment of the deposit agreement

The Depositary and we may agree to amend the form of the ADSs and the deposit agreement at any time, without the consent of the ADS holders. If the amendment adds or increases any fees or charges (other than taxes or other governmental charges) or prejudices an important right of ADS holders, it will not take effect as to outstanding ADSs until thirty (30) days after the Depositary has sent the ADS holders a notice of the amendment. At the expiration of that thirty (30) day period, each ADS holder will be considered by continuing to hold its ADSs to agree to the amendment and to be bound by the deposit agreement as so amended. Neither we nor the Depositary may amend the deposit agreement or the form of ADSs to impair the ADS holder’s right to surrender its ADSs and receive the ordinary shares and any other property represented by the ADSs, except to comply with mandatory provisions of applicable law.

Termination of the deposit agreement

The Depositary will terminate the deposit agreement if we ask it to do so and will notify the ADS holders at least thirty (30) days before the date of termination. The Depositary may also terminate the deposit agreement if it resigns and a successor depositary has not been appointed by us and accepted its appointment within sixty (60) days after the Depositary has given us notice of its resignation. After termination of the deposit agreement, the Depositary will no longer register transfers of ADSs, distribute dividends to the ADS holders, accept deposits of ordinary shares, give any notices or perform any other acts under the deposit agreement whatsoever, except that the Depositary will continue to:

•	collect dividends and other distributions pertaining to deposited securities;

•	sell rights as described under the heading “Dividends, other distributions and rights — Rights to subscribe for additional ordinary shares and other rights” above; and

•
deliver deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs.

Four (4) months after termination, the Depositary may sell the deposited securities and hold the proceeds of the sale, together with any other cash then held by it, for the pro rata benefit of ADS holders that have not surrendered their ADSs. The Depositary will not have liability for interest on the sale proceeds or any cash it holds.

Charges of Depositary

We will pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any registrar only in accordance with agreements in writing entered into between us and the Depositary from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or deposited ordinary shares or a distribution of ADSs pursuant to the terms of the deposit agreement):

•	taxes and other governmental charges;

•	any applicable transfer or registration fees;

•	certain cable and facsimile transmission charges as provided in the deposit agreement;

•	any expenses incurred in the conversion of foreign currency;

•	a fee of $5.00 or less per 100 ADSs (or a portion thereof) for the execution and delivery of ADSs and the surrender of ADSs, including if the deposit agreement terminates;

•	a fee of $.05 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•	a fee for the distribution of securities pursuant to the deposit agreement;

•	in addition to any fee charged under clause 6, a fee of $.05 or less per ADS (or portion thereof) per annum for Depositary services;

•	a fee for the distribution of proceeds of rights that the Depositary sells pursuant to the deposit agreement; and

•	any other charges payable by the Depositary, any of the Depositary’s agents, or the agents of the Depositary’s agents in connection with the servicing of shares or other deposited securities.

The Depositary may own and deal in our securities and in ADSs.

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for Depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the Depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the Depositary and that may earn or share fees, spreads or commissions.

The Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the Depositary or its affiliate receives when buying or selling foreign currency for its own account. The Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the Depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Liability of Holders for Taxes, Duties or Other Charges

Any tax or other governmental charge with respect to ADSs or any deposited ordinary shares represented by any ADSs shall be payable by the holder of such ADSs to the Depositary. The Depositary may refuse to effect transfer of such ADSs or any withdrawal of deposited ordinary shares represented by such ADSs until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the holder any part or all of the deposited ordinary shares represented by such ADSs and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge and the holder of such ADSs shall remain liable for any deficiency.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•
are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercise discretion permitted under the deposit agreement;

•
are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the Depositary agree to indemnify each other under certain circumstances.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in the applicable prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution, acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. We have entered into an indenture between us and The Bank of New York Mellon, to act as trustee, pursuant to which we may issue multiple series of debt securities from time to time. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default — Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. A copy of the indenture is attached as an exhibit to the registration statement of which this prospectus is a part. We will file a supplemental indenture with the SEC prior to the commencement of any debt offering, at which time the supplemental indenture would be publicly available.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	whether any interest may be paid by issuing additional securities of the same series in lieu of cash (and the terms upon which any such interest may be paid by issuing additional securities);

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•
whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, other than or in addition to the Borough of Manhattan in the City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued (if other than $1,000 and any integral multiple thereof for registered securities);

•	the provision for any sinking fund;

•	any restrictive covenants;

•	any Events of Default (as defined below);

•	whether the series of debt securities are issuable in certificated form;

•	any provisions for defeasance or covenant defeasance;

•
any provisions regarding any future changes or modifications of the terms of the series of debt securities in light of the requirements under applicable law for effecting such changes or modifications;

•	any special Israeli and/or U.S. federal income tax implications, including, if applicable, Israeli and/or U.S. federal income tax considerations relating to original issue discount;

•
whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	whether the debt securities are secured or unsecured and the terms of any security interests;

•	the listing, if any, on a securities exchange; and

•	any other terms.

General

The indenture provides that any debt securities proposed to be sold under this prospectus and the accompanying prospectus supplement, or the offered debt securities, may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

We refer you to the particular prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the applicable prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the applicable prospectus supplement.

Issuance of Securities in Registered Form

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.

Book-Entry Holders

We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book- entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders

Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security will be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•
An investor cannot cause the debt securities to be registered in his or her name and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•
An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•
An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•
The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

•
An investor is required to give notice of the exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee.

•
DTC requires that those who purchase and sell interests in a global security deposited in its book‑entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•
Financial institutions that participate in the depositary’s book‑entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non‑book‑entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names so that they will be holders. We have described the rights of legal holders and street name investors under “Issuance of Securities in Registered Form” above.

The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest (either in cash or by delivery of additional indenture securities, as applicable) to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two (2) weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under
“—Special Considerations for Global Securities.”

Payments on Certificated Securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed (or additional securities issued) on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York, and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any cash amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in the United States, on the due date.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following:

•	We do not pay interest on a debt security of the series within thirty (30) days of its due date.

•	We do not pay the principal of, or any premium on, a debt security of the series on its due date.

•	We do not deposit any sinking fund payment in respect of debt securities of the series within two (2) business days of its due date.

•
We remain in breach of a covenant in respect of debt securities of the series for sixty (60) days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	Any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series if (1) we have deposited with the trustee all amounts due and owing with respect to the securities, and (2) no other Events of Default are continuing.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.

•
The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for sixty (60) days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that sixty (60) day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities or else specifying any default.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities.

•
The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no‑default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

•	We must deliver certain certificates and documents to the trustee.

•	We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of, or interest on, a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•
modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

•
If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—Changes Requiring Your Approval.”

Changes Requiring the Israeli Court Approval

Under the Companies Law, any compromise or arrangement between a company and its shareholders or its debenture holders regarding a substantial change in the repayment terms of the debentures, which includes a payment reduction or postponement of repayment, including the arrangement or compromise under which the debentures will be repaid, in whole or in part, by issuance of other securities to the debenture holders, is regarded as a “Debt Arrangement.” Debt Arrangements are subject to a special procedure specified under the Companies Law and are subject to, among other things, the approval of a competent Israeli court, and to the appointment of an expert on behalf of the court, for examination of the proposed debt settlement.

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•
For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

•
For debt securities whose principal amount is not known (for example, because it is based on an index), we will use the principal face amount at original issuance or a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one (1) or more foreign currencies, we will use the dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we, any other obligor, or any affiliate of us or any obligor own such debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. However, the record date may not be more than thirty (30) days before the date of the first solicitation of holders to vote on or take such action. If we set a record date for a vote or other action to be taken by holders of one (1) or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven (11) months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

Under current U.S. federal tax law and the indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions described under “Indenture Provisions — Subordination” below. In order to achieve covenant defeasance, we must do the following:

•
If the debt securities of the particular series are denominated in dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates and any mandatory sinking fund payments or analogous payments.

•
We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

•
We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended, or the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

•	Defeasance must not result in a breach of the indenture or any of our other material agreements.

•	Satisfy the conditions for covenant defeasance contained in any supplemental indentures.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•
If the debt securities of the particular series are denominated in dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates and any mandatory sinking fund payments or analogous payments.

•
We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•
We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

•	Defeasance must not result in a breach of the indenture or any of our other material agreements.

•	Satisfy the conditions for covenant defeasance contained in any supplemental indentures.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions — Subordination.”

Form, Exchange and Transfer of Certificated Registered Securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed and as long as the denomination is greater than the minimum denomination for such securities.

Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning fifteen (15) days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

Each trustee may resign or be removed with respect to one (1) or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series and has accepted such appointment. In the event that two (2) or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions — Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Designated Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Designated Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Designated Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Designated Senior Indebtedness or on their behalf for application to the payment of all the Designated Senior Indebtedness remaining unpaid until all the Designated Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Designated Senior Indebtedness. Subject to the payment in full of all Designated Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Designated Senior Indebtedness to the extent of payments made to the holders of the Designated Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities or the holders of any indenture securities that are not Designated Senior Indebtedness or subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

Designated Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•
our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed, that we have designated as “Designated Senior Indebtedness” for purposes of the indenture and in accordance with the terms of the indenture (including any indenture securities designated as Designated Senior Indebtedness); and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Designated Senior Indebtedness and of our other indebtedness outstanding as of a recent date.

Secured Indebtedness

Certain of our indebtedness, including certain series of indenture securities, may be secured. The prospectus supplement for each series of indenture securities will describe the terms of any security interest for such series and will indicate the approximate amount of our secured indebtedness as of a recent date. In the event of a distribution of our assets upon our insolvency, the holders of unsecured indenture securities may recover less, ratably, than holders of any of our secured indebtedness.

The Trustee under the Indenture

The Bank of New York Mellon serves as the trustee under the indenture.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of ADSs. We may issue warrants independently of or together with ordinary shares (including ordinary shares represented by ADSs) offered by any prospectus supplement, and we may attach the warrants to, or issue them separately from, ordinary shares (including ordinary shares represented by ADSs). Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrant certificates relating to the warrants and will not assume any obligation or relationship of agency or trust with any holders of warrant certificates or beneficial owners of warrants. The following summaries of certain provisions of the warrant agreements and warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrant certificates relating to each series of warrants which we will file with the SEC and incorporate by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of any series of warrants.

General

The applicable prospectus supplement will describe the terms of the warrants, including as applicable:

•	the offering price;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the warrants and the exercise price;

•	the number of warrants being offered;

•	the date, if any, after which the warrants and the underlying securities will be transferable separately;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire, or the Expiration Date;

•	the number of warrants outstanding, if any;

•	any material Israeli and/or U.S. federal income tax consequences;

•	the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants will be offered and exercisable for U.S. dollars only and will be in registered form only.

Holders of warrants will be able to exchange warrant certificates for new warrant certificates of different denominations, present warrants for registration of transfer, and exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants, holders of the warrants to purchase ordinary shares will not have any rights of holders of ordinary shares, including the right to receive payments of dividends, if any, or to exercise any applicable right to vote.

Certain Risk Considerations

Any warrants we issue will involve a degree of risk, including risks arising from fluctuations in the price of the underlying ordinary shares or debt securities and general risks applicable to the securities market (or markets) on which the underlying securities trade, as applicable. Prospective purchasers of the warrants will need to recognize that the warrants may expire worthless, and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their warrants. This risk reflects the nature of a warrant as an asset that, other factors held constant, tends to decline in value over time and that may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a warrant at any time is expected to increase if the price of or, if applicable, dividend rate on, the underlying securities increases. Conversely, the trading price of a warrant is expected to decrease as the time remaining to expiration of the warrant decreases and as the price of or, if applicable, dividend rate on, the underlying securities, decreases. Assuming all other factors are held constant, the more a warrant is “out-of-the-money” (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the warrant expires to an extent sufficient to cover a purchaser’s cost of the warrant, the purchaser will lose all or part of his or her investment in the warrant upon expiration.

In addition, prospective purchasers of the warrants should be experienced with respect to options and option transactions, should understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the warrants in light of their particular financial circumstances and the information discussed in this prospectus and, if applicable, the prospectus supplement. Before purchasing, exercising or selling any warrants, prospective purchasers and holders of warrants should carefully consider, among other things:

•	the trading price of the warrants;

•	the price of the underlying securities at that time;

•	the time remaining to expiration; and

•	any related transaction costs.

Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.

Purchasers of the warrants should further consider that the initial offering price of the warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the warrants will trade in the secondary market or whether any such market will be liquid. We may, but will not be obligated to, file an application to list any warrants on a U.S. national securities exchange. To the extent that any warrants are exercised, the number of warrants outstanding will decrease, which may result in a lessening of the liquidity of the warrants. Finally, the warrants will constitute our direct, unconditional and unsecured obligations and, as such, will be subject to any changes in our perceived creditworthiness.

Exercise of Warrants

Each holder of a warrant will be entitled to purchase that number or amount of underlying securities, at the exercise price, as will in each case be described in the prospectus supplement relating to the offered warrants. After the close of business on the Expiration Date (which may be extended by us), unexercised warrants will become void.

Holders may exercise warrants by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the underlying securities purchasable upon exercise, together with the information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within two (2) business days of the warrant certificate evidencing the exercised warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying securities purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement the warrant agreement without the consent of the holders of the warrants issued under the agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders.

DESCRIPTION OF UNITS

We may issue securities in units, each consisting of two (2) or more types of securities. For example, we might issue units consisting of a combination of debt securities and warrants to purchase ADSs. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including, as applicable:

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	any material Israeli and/or U.S. federal income tax consequences; and

•	how, for Israeli and/or U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities or incorporated by reference from our Annual Report on Form 20-F or other public filings we make with the SEC.

PLAN OF DISTRIBUTION

We may sell the securities offered under this prospectus in one or more of the following ways (or in any combination) from time to time:

•	to or through one or more underwriters or dealers;

•	in short or long transactions;

•	directly to investors; or

•	through agents.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	in privately negotiated transactions;

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

As applicable, we and our respective underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement the terms and offering of securities by us, including:

•	the names of any underwriters, dealers or agents;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the public offering price; and

•	the securities exchanges on which such securities may be listed, if any.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us, or borrowed from us, or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions by us will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers

If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship and will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell the securities through agents from time to time. When we sell securities through agents, the prospectus supplement will name any agent involved in the offer or sale of securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any securities offered by us will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Stabilization Activities

In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our shareholders. We may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Trading Market

It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date that we file this registration statement will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents filed with the SEC and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2016 filed on March 23, 2017; and

(2)
Our Current Reports on Form 6-K filed on January 9, 2017, January 23, 2017, January 26, 2017, February 13, 2017, March 23, 2017, March 30, 2017 (except with respect to item 7.01 therein), April 5, 2017, May 17, 2017, May 25, 2017, May 30, 2017, July 5, 2017, July 26, 2017, July 31, 2017, August 8, 2017, August 15, 2017, October 31, 2017, November 21, 2017, December 4, 2017 and December 5, 2017.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to:

BioLineRx Ltd.
Modi’in Technology Park
2 HaMa’ayan Street
Modi’in 7177871, Israel
Attention: Corporate Secretary
Tel.: +972-8-642-9100
e-mail: info@BioLineRx.com

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information that is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, relating to this offering of securities. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

In addition, we file reports with, and furnish information to, the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC, including any exhibits and schedules, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1‑800‑SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents that were filed after September 24, 2010 on the SEC’s EDGAR system are available for retrieval on the SEC’s website at www.sec.gov. These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services. We also generally make available on our own web site (www.biolinerx.com) our quarterly and year-end financial statements, as well as other information.

In addition, since our ordinary shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the ISA, as required under Chapter Six of the Israel Securities Law, 1968. On August 31, 2011, our shareholders approved a transition solely to U.S. reporting standards after listing our ADSs on Nasdaq, in accordance with an applicable exemption under the Israel Securities Law. Copies of our SEC filings and submissions are now submitted to the ISA and the TASE. Such copies can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

We maintain a corporate website at www.biolinerx.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year December 31, 2016 have been so incorporated in reliance on the report of Kesselman and Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Morrison & Foerster LLP, New York, New York. The validity of the securities being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Yigal Arnon & Co., Jerusalem, Israel.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Yigal Arnon & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the prevailing law of the foreign state in which the judgments were rendered allows for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgments are not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•	the judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

•	the judgment is not subject to any further appeal procedures; and

•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

Generally, an Israeli court will not enforce a foreign judgment if the motion for enforcement was filed more than five (5) years after the date of its award in the United States, unless Israel and the United States have agreed otherwise on a different period, or if an Israeli court finds exceptional reasons justifying the delay.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

2,510,286 American Depositary Shares Representing 37,654,290 Ordinary Shares

PROSPECTUS SUPPLEMENT

H.C. Wainwright & Co.

May 31, 2020